Exhibit 99.1

November 3, 2025	Contact: Roger Schrum
843-339-6018
roger.schrum@sonoco.com

Sonoco Completes Sale of ThermoSafe Unit to Arsenal Capital Partners

HARTSVILLE, S.C., U.S. – Sonoco Products Company (“Sonoco” or the “Company”) (NYSE: SON), a global leader in high-value sustainable packaging, today announced it has completed the sale of its ThermoSafe business unit (“ThermoSafe”), one of the leading providers of temperature assurance technologies, to Arsenal Capital Partners (“Arsenal”), a leading private equity investment firm that specializes in building market-leading industrial growth and healthcare companies, for a total purchase price of up to $725 million. The purchase price consists of $650 million on a cash-free and debt-free basis payable at closing, and additional consideration of up to $75 million (“additional consideration”) if certain performance measures for calendar year 2025 are met. Net proceeds from the transaction will be used to repay existing debt.

Howard Coker, Sonoco’s President and Chief Executive Officer, said, “The completion of the sale of ThermoSafe substantially concludes Sonoco’s portfolio transformation, which simplified our operations from a large portfolio of businesses into two core global business segments focused on metal and paper consumer and industrial packaging. Sonoco is proud of what we have accomplished in building ThermoSafe into one of the industry’s leading players. We thank the entire ThermoSafe team for their dedication and wish them and their new owners continued success in the future.”

Proforma for the transaction, the expected net proceeds from the divestiture, excluding any additional consideration, are projected to reduce Sonoco’s net leverage ratio (defined as third quarter total debt less cash and expected net proceeds divided by the midpoint of 2025 adjusted EBITDA guidance range less ThermoSafe’s proforma adjusted EBITDA) to approximately 3.4x.

Morgan Stanley & Co. LLC acted as financial advisor to Sonoco. Freshfields LLP acted as Sonoco’s legal advisor. Raymond James acted as lead financial advisor to Arsenal, and Kirkland & Ellis LLP acted as Arsenal’s legal counsel.

About Sonoco

Founded in 1899, Sonoco (NYSE: SON) is a global leader in value-added, sustainable metal and fiber consumer and industrial packaging. The Company is now a multi-billion-dollar enterprise with approximately 23,400 employees working in 285 operations in 40 countries, serving some of the world’s best-known brands. Guided by our purpose of Better Packaging. Better Life., we strive to foster a culture of innovation, collaboration and excellence to provide solutions that better serve all our stakeholders and support a more sustainable future. In 2025, Sonoco was named one of America’s Most Admired and Responsible Companies by Newsweek and by USA TODAY’s list of America’s Climate Leaders. For more information on the Company, visit our website at www.sonoco.com.

North Second Street
Hartsville, S.C. 29550 USA
843/383-7794
www.sonoco.com

About Arsenal Capital Partners

Arsenal Capital Partners is a leading private equity investment firm that specializes in building market-leading industrial growth and healthcare companies. Since its inception in 2000, Arsenal has raised institutional equity investment funds totaling over $10 billion, completed more than 300 platform and add-on acquisitions, and achieved more than 35 realizations. Driven by our commitment to unlock potential in people, businesses, and technologies, the firm partners with management teams to build strategically important companies with leading market positions, high growth, and high value-add. For more information, visit www.arsenalcapital.com.

About ThermoSafe

ThermoSafe is a global leader in temperature assurance technologies, delivering innovative systems that ensure the safe and efficient transport of pharmaceuticals, biologics, vaccines, and other healthcare products. ThermoSafe’s comprehensive portfolio – ranging from parcel shippers to bulk and reusable solutions are designed to maintain precise refrigerated, frozen, and controlled room-temperature conditions. Through its ISC Labs®, ThermoSafe provides customized design and testing services, innovative packaging solutions, and comprehensive qualification and validation support to meet stringent regulatory requirements. With decades of experience and a commitment to sustainability, ThermoSafe partners with the world’s leading healthcare and life sciences organizations to solve cold chain challenges and improve patient outcomes. For more information, visit www.thermosafe.com.

Forward-Looking Statements

Certain statements made in this communication are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “committed,” “enable,” “expect,” “future,” “will,” “projected” or the negative thereof, and similar expressions identify forward-looking statements.

Forward-looking statements in this communication include, but are not limited to, the expected benefits of the transaction; the Company’s anticipated effects of the transaction on the Company’s portfolio simplification strategy, streamlining of the Company’s organizational structure, and capital investments in the Company’s remaining businesses; and the Company’s expected use of the net proceeds of the transaction. These forward-looking statements are made based on current expectations, estimates and projections about the Company’s industry, management’s beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, perceived opportunities, expectations, beliefs, plans, strategies, goals and objectives concerning the Company’s future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.

Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. Risks and uncertainties include, among other things, risks related to the transaction, including the Company’s ability to realize anticipated benefits of the transaction, or that such benefits may take longer to realize than expected; diversion of management’s attention; the potential impact of the consummation of the transaction on relationships with employees, clients and other third parties; the Company’s ability to execute on its strategy, including with respect to portfolio simplification, organizational streamlining, and capital investments, and achieve the benefits it expects therefrom; and the other risks, uncertainties and assumptions discussed in the Company’s filings with the Securities and Exchange Commission, including its most recent reports on Forms 10-K and 10-Q, particularly under the heading “Risk Factors”. Except as required by applicable law, the Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.

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